EXHIBIT 99.2

Q1 2017 Earnings Call

CORPORATE PARTICIPANTS

•      Jack Jancin - Helen of Troy Limited - IR

•      Julien Mininberg - Helen of Troy Limited - CEO

•      Brian Grass - Helen of Troy Limited — CFO

CONFERENCE CALL PARTICIPANTS

•      Bob Labick - CJS Securities - Analyst

•      Jason Gere - KeyBanc Capital Markets - Analyst

•      Steph Wissink - Piper Jaffray & Co. - Analyst

•      Trevor Young - Jefferies & Co. — Analyst

PRESENTATION

Operator

Good day, everyone, and welcome to the Helen of Troy first quarter 2017 earnings call. Today’s conference is being recorded. And at this time, I would like to turn the conference over to Jack Jancin, Investor Relations. You may begin.

Jack Jancin - Helen of Troy Limited - IR

Thank you, Operator. Good afternoon, everyone, and welcome to Helen of Troy’s first quarter FY17 earnings conference call.

The agenda for the call this afternoon is as follows. I’ll begin with a brief discussion of forward-looking statements. Mr. Julien Mininberg, the Company’s CEO, will comment on the financial performance of the quarter and then update you on areas of focus for FY17; then Mr. Brian Grass, the Company’s CFO, will review the financials in more detail and comment on the Company’s outlook for FY17. Following this, Mr. Mininberg and Mr. Grass will take questions you have for us today.

This conference call may contain certain forward-looking statements that are based on management’s current expectation with respect to future events of financial performance. Generally, the words anticipates, believes, expects and other similar words identifying forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties that could cause anticipated results to differ materially from actual results.

This conference call may also include information that may be considered non-GAAP financial information. These non-GAAP measures are not an alternative to GAAP financial information and may be calculated differently than the non-GAAP financial information disclosed by other companies. The Company cautions listeners not to place undue reliance on forward-looking statements or non-GAAP information.

Before I turn the conference call over to Mr. Mininberg, I’d like to inform all interested parties that a copy of today’s earnings release has been posted to the Company’s website, at www.hotus.com. The earnings release contains tables that reconcile non-GAAP financial measures to their corresponding GAAP-based measures. The release can be obtained by selecting the Investor Relations tab on the Company’s home page and then the News tab. I will now turn the conference call over to Mr. Mininberg.

Julien Mininberg - Helen of Troy Limited - CEO

Thank you, Jack. Good afternoon, everyone. We’re off to a solid start to FY17 with our first quarter results. Our sales grew 0.8%, with a mix of products that had a favorable impact on profitability contributing to a gross margin expansion of 2.3 percentage points compared to the same period last year. I believe these results speak to the benefits of our diversified portfolio and the discipline with which we operate.

For the quarter, we achieved strong sales growth in our Housewares and Health and Home segments, which more than offset softness in our Beauty and Nutritional Supplements segments. We also saw significant benefit from our hard work executing our seven strategic priorities with excellence, which is bearing fruit in the form of cost savings, operational improvement and other efficiencies that contributed to adjusted earnings per share of $1.27 for the first quarter of FY17, growth of 19.8% versus the same period last year.

Overall profitability improved as we benefited from other aspects of our strategic plan, as well, such as investments in product innovation, SKU rationalization initiatives, and strong performance from our most recent acquisition, Hydro Flask.

Housewares led the way with a 29.8% segment growth in the quarter, 7.8% of which represents core business growth and 22% from a strong start by Hydro Flask. Our Health and Home segment grew 2.3%, even as we rationalized lower margin business to further improve profitability. In Beauty, results were below our expectations due to slower replenishment orders following the strong shipments in the fourth quarter and inventory adjustments at some key retailers.

Net sales for our Nutritional Supplements business also showed a decline, as we transitioned the business into new channels. Healthy Directions remains a leader in the industry and we continue to strategically invest in the long-term growth of this business by improving its direct-to-consumer capabilities, such as online acquisition and loyalty and selectively adding new distribution in specialty retail.

Looking at the retail environment, challenges have intensified in certain segments of our business, while conditions have improved in others. The macro environment has presented significant challenges, with the aggregate impact of foreign exchange fluctuations eroding further since we set our guidance and even more so in recent weeks as a result of Brexit. Even in this environment, we are pleased that we are able to maintain our full year outlook with respect to both consolidated net sales and adjusted diluted earnings per share.

A critical element to maintaining our outlook is the ground we are gaining as we continue to execute our strategic priorities. So I would like to share with you progress made on each during the quarter.

The first strategic priority is to invest in our core. In our Health and Home segment, our investments in marketing and new product launches contributed to net sales revenue growth of $3.3 million over the prior year. New products and marketing investments are driving gains in the thermometry and air purification categories. Sales of the new Braun thermometers introduced last year are accelerating, particularly in Asia.

In water purification, investments in awareness and education are building on significant public media attention to lead and other longstanding US water infrastructure risks. This has helped drive share gains in our market-leading PUR faucet mounts, which are certified to remove 99.9% of lead. In Nutritional Supplements, a key priority is to drive consumer acquisition across multiple direct-to-consumer venues and other selective emerging channels. We are allocating promotional investment and continuously testing new consumer outreach opportunities that we believe create broader brand and product awareness with greater long-term profitability.

During the first quarter, we successfully tested a direct response television campaign for OxyRub, which is our proprietary doctor branded topical pain reliever featuring a patented oxygenated oil in a soothing, pleasant smelling formula. In addition, for the first time, we made OxyRub available in select GNC stores, where it has quickly become GNC’s number one selling topical analgesic, in part, we believe, due to our newly expanded direct response TV campaign. While this involved a meaningful upfront investment and has a short-term margin impact, we are encouraged by the improved response and conversion rates, as well as the positive media spill over into specialty retail.

As previously discussed, we are also investing in new e-commerce and customer relationship management platforms for Healthy Directions which will enhance online capabilities such as one-click ordering and reactive design that optimizes the online interface across all devices automatically.

In Beauty, while the quarter was difficult, we advanced our strategy to invest in mix improvement, leading to product lines with strong consumer appeal and higher profit margins. As a result, to satisfy consumers’ demand for professional grade appliances at retail, we invested in re-launching our Pro Beauty tools line, a brand we own. These investments in Pro Beauty tools are being rewarded with growing retail distribution, as well as dollar and unit share growth.

The second strategy pertains to mergers and acquisitions. On March 18, we completed the Hydro Flask acquisition. I’m pleased to share that so far sales and profitability have exceeded our expectations and integration efforts are progressing well.

During the first quarter, Hydro Flask began shipping an innovative new flex cap on a variety of wide mouth bottles. This is a great example of design excellence by our team in Bend, Oregon, as they respond to the needs of active outdoor lifestyle consumers. This new sleek design includes innovative honeycomb insulation with air pockets that help maintain internal temperatures. The cap features a soft strap that is comfortable, flexible and durable. For added quality and toughness, Hydro Flask added a stainless steel pivot at the flex cap strap attachment points, reducing traditional sources of stress and breakage.

Appealing to strong consumer demand for bold, exciting colors, Hydro Flask complemented popular favorites, such as black, white, and classic stainless, by launching 11 new shades across our hydration, coffee, beer, and food collections in April, including tangelo, mint and cobalt. We are excited about Hydro Flask and remain disciplined as we actively evaluate further acquisition opportunities that would allow us to expand in categories and geographies where we believe we can develop leadership market positions and carve out a competitive advantage.

The third strategy is focusing on consumer centric innovation. In Housewares, we achieved organic net sales growth of 7.8% in the quarter, supported by new products. Building on the success of the OXO hand-held spiralizer, we introduced a new tabletop spiralizer model, on trend with today’s healthier eating habits that include lots of fresh vegetables and fruit. OXO’s core business results also reflect growth from metal bakeware and our recently launched thermal shock resistant borosilicate glass food storage and bakeware lines.

In Health and Home, we built on the proven Honeywell QuietSet fan lineup with new items launched in the first quarter, as retail customers ramped up purchases for this season. Honeywell QuietSet fans control both sound level and cooling preferences, benefits that appeal strongly to consumers. We launched Honeywell QuietSet stand fans in Europe, introduced new QuietSet tower as a redesign in the US and Canada, and further expanded our Honeywell QuietSet slim tower and turbo on-the-go lines. The season has now begun and we are experiencing strong point of sale momentum.

We continue to invest in our market leading air purification business under the Honeywell and Febreze brand names. Consumer innovation has helped drive 10 consecutive years of share growth, growing our number one position to 53% of the US portable air purification market. Additionally, our Asia-Pacific business enjoyed strong growth in the first quarter, as our high end Honeywell HEPA range is adding to our market-leading share position amid strong market dynamics in Taiwan.

In Nutritional Supplements, we successfully launched another product into our very popular Omega Q Plus Resveratrol line under the Dr. Sinatra brand name, adding turmeric to the formula. Omega Q Plus Resveratrol and Turmeric provides advanced heart health support and powerful antioxidant protection. Turmeric is an ancient spice known for its inflammation benefits and is one of the fastest-growing ingredients in the supplement market. Launched in late March, this has been one of our best performing new items.

Our fourth strategy is to update our organization and people systems. As a company built largely by acquisition, we inherited numerous and overlapping people management systems over time. As part of our commitment to systemic excellence, in the first quarter we finalized design configuration for launch later this year of a new, more sophisticated and, for the first time, fully global human capital management system to replace a wide range of these legacy platforms. In addition to providing a cost savings benefit, this will help us build winning teams of engaged, talented and results-oriented people. This new software will also help streamline several work processes and create more self-service, providing our leaders with standardized data across all geography and business units.

The fifth and sixth strategic areas are to develop best-in-class shared services and attack waste. These strategies are designed to leverage our scale, improve our capabilities, and generate cost savings. Prior savings from executing these strategies have been effective in offsetting the adverse impact of foreign exchange and allowed us to continue to invest in attractive growth opportunities. In the first quarter, savings initiatives benefited our gross profit and adjusted operating margins.

On the distribution side of our operations, new efficiencies are improving order quality and service metrics while reducing costs. As we mentioned in our last earnings call, we upgraded our transportation management systems and processes to optimize freight costs, streamline administration, and improve customer service. We believe these efforts will begin to provide cost savings benefits in the second half of the fiscal year. As these projects progress, we will continue to evaluate the balance between directing cost savings towards margin expansion and the opportunity to fund further growth initiatives.

The seventh area is to improve asset efficiency and maintain our shareholder friendly policies. We are diligently focused on maintaining a strong balance sheet. Our inventory turnover improved, as did our accounts receivable in the first quarter. We continue to eliminate less productive products, which has improved our margins and working capital efficiency. We will continue to use the strong cash flow generation of our business and the financial flexibility of our balance sheet to invest in core business first, search for accretive acquisitions while maintaining healthy leverage, and then consider return of capital to shareholders.

We will also continue to proactively engage with investors and analysts. We look forward to speaking with many of you over the coming weeks. Also, this coming Monday, July 11, is a very exciting day for us, as we will celebrate Helen of Troy’s 40th anniversary of being a NASDAQ-listed company by ringing the opening bell to begin trading. Quite a milestone, we’re very proud.

And with that, I’d like to turn the call over to Brian Grass, who will further discuss our results and comment on our outlook for FY17.

Brian Grass - Helen of Troy Limited - CFO

Thank you, Julien. Good afternoon, everyone. Overall, our first quarter results were in line with our expectations, as softness in two of our segments was more than offset by strength in the other two segments, the Hydro Flask acquisition, and the positive impact of a better sales mix, SKU rationalization and our cost savings efforts. As Julien mentioned, portfolio diversification and our strategic plan are helping.

Before reviewing our results in more detail, I’d like to briefly discuss the impact of our transition from the official Venezuela exchange rate to the new DICOM exchange rate at the beginning of the first quarter. Net sales from our Venezuelan operations declined by $3.9 million to $233,000 in the first quarter, due almost entirely to the adoption of the new exchange rate. This represents a drag of 1.1% on consolidated net sales growth. Operating income from our Venezuela operations declined by $1.7 million to a loss of $100,000 in the first quarter, due almost entirely to the new rate.

I would also like to call out that we recorded an additional patent litigation charge of $1.5 million net of tax, or $0.05 per fully diluted share, in the first quarter. The charge relates to a case against us that alleges patent infringement and resulted from the conclusion of certain post-trial motions in June that awarded the plaintiff additional pre-judgment compensation. On July 6, 2016, we appealed the judgment to the United States Federal Circuit Court of Appeals. We intend to vigorously pursue our appellate rights and defend against the underlying judgment. The forehead thermometers involved in this case represent less than 1% of our consolidated net sales for FY16.

Finally, a couple of comments on the expected impact of Brexit. We believe the recent referendum vote in the UK to exit the European Union has increased uncertainty and volatility in the foreign currency and financial markets, the effects of which we believe will have the greatest impact within our EMEA operations; however, we also saw a decline in the value of the Mexican peso since the vote.

For the first quarter ended May 31, 2016, net sales revenue denominated in the euro, British pound and Mexican peso represented 5.1%, 2.3% and 1.8% of our consolidated net sales revenue, respectively. We now expect foreign currency exchange rates to negatively impact FY17 year-over-year net sales by approximately $9 million, compared to our original expectation of $5 million. We have foreign currency contracts in place that hedge approximately 50% of our euro and British pound net cash flow exposure, which will partially offset the expected impact of currency devaluations on operating income.

Now moving on to my discussion. Consolidated net sales revenue was $347.9 million for the quarter, a 0.8% increase over the prior year period, which includes a decrease in our core business of $12.5 million, or 3.6%. The decrease in core business sales revenue includes a drag of 1.1% from Venezuela and 0.5% from foreign currency fluctuations.

Our Health and Home segment rose 2.3% in the first quarter, which includes a foreign currency headwind of 0.2%. Growth was driven by strong sell-in of seasonal fans and year-over-year gains in thermometry and air purification categories, which were partially offset by declines in the hot/cold therapy category due to the planned rationalization of lower margin business, and in the water filtration category as we discontinued a large seasonal promotional program in the club channel.

Housewares net sales increased by 29.8%, driven by 22% growth from the Hydro Flask acquisition, which was acquired on March 18, 2016, and 7.8% core business growth, primarily due to new product introductions. Net sales growth was slightly offset by higher promotional spending in support of new product launches.

Beauty net sales decreased 17%, including a negative impact of approximately 1.4% from foreign currency fluctuations and a 4% decline from our Venezuela operations, due almost entirely to the adoption of the new DICOM exchange rate. Gains from new product introductions were more than offset by the expected decline in the footcare category of 4.1%, due to competitive pressures and high inventory in the channel, as well as adjustments in stocking patterns by a few key retailers in the first quarter following strong shipments in the fourth quarter of FY16.

Nutritional Supplements performed below expectations, with a net sales decline of 8.9%, reflecting lower response rates in the off-line channel and a decline in the legacy newsletter subscription business, partially offset by growth in auto delivery and selected distribution in specialty retail.

Gross profit margin increased 2.3 percentage points to 43.8%, compared to 41.5% for the same period last year. The increase in consolidated gross profit margin is primarily due to a favorable product sales mix within the segments, product rationalization efforts, margin accretion from the Hydro Flask acquisition, and declines in product costs, partially offset by the unfavorable impact of foreign currency fluctuations and the impact of lower sales in the Nutritional Supplements segment.

SG&A was 35.1% of net sales, compared to 32.9% of net sales for the same period last year. The increase is primarily due to higher share-based incentive compensation expense, which increased the SG&A ratio by 1 percentage point, the impact of an additional patent litigation charge, which increased the SG&A ratio by 0.4 percentage points, and reduced operating leverage due to the decline in core business net sales. These factors were partially offset by lower outbound freight costs and lower year-over-year foreign currency revaluation losses.

Operating income was $22.9 million, compared to $26.5 million for the same period last year. Excluding non-cash asset impairment charges, the patent litigation charge, non-cash amortization of intangible assets, and non-cash share-based compensation, adjusted operating income was $44.6 million, or 12.8% of net sales, compared to $38.4 million, or 11.1% of net sales in the same period last year.

The 1.7% improvement in adjusted operating margin primarily reflects the overall improvement in consolidated gross profit margin in the core business, the accretive impact of the Hydro Flask acquisition, lower outbound freight costs, lower year-over-year foreign currency revaluation losses, partially offset by the unfavorable impact of foreign currency fluctuations and the decline from our Venezuela operations, which decreased the adjusted operating margin by 0.4 percentage points.

Income tax expense as a percentage of pretax income was 1.9%, compared to 14.2% for the same period last year. The year-over-year decline in our effective tax rate was primarily due to a $1.4 million tax benefit related to the resolution of uncertain tax positions and a $1.1 million tax benefit resulting from the recognition of excess tax benefits from share-based compensation and income tax expense, rather than additional paid-in capital due to a change in accounting pronouncement.

Net income was $19 million, or $0.68 per diluted share, on 28.1 million weighted average diluted shares outstanding. As discussed earlier and outlined in our earnings release, net income for the first quarter of FY17 was impacted by intangible asset impairment charges and patent litigation charges that totaled $0.23 per diluted share. This compares to net income in the first quarter of FY16 of $20.4 million, or $0.70 per diluted share, on 29.1 million weighted average diluted shares outstanding, which included after-tax intangible asset impairment charges of $2.7 million, or $0.09 per diluted share.

Adjusted income increased 16.9% to $35.9 million, or $1.27 per diluted share, compared to $30.7 million, or $1.06 per diluted share for the first quarter FY16. This performance primarily reflects the overall improvement in adjusted operating income described previously.

Now moving on to our financial position. At May 31, 2016, our working capital metrics showed year-over-year improvements in line with the choices in our strategic plan. Accounts receivable was $204.5 million, compared to $210 million at the same time last year. The accounts receivable balance at May 31, 2016 includes $9.7 million added from the Hydro Flask acquisition. Receivable days improved to 54.1 days, compared to 57.1 days at the same time last year.

Inventory increased to $319.2 million, compared to $299.3 million at the same time last year. The inventory balance at May 31, 2016 includes $10 million added from the Hydro Flask acquisition. Inventory turnover improved to 2.8 times, compared with 2.7 times for the same period last year.

Total short- and long-term debt increased to $587.5 million at the end of the first quarter, compared to $434 million for the same period last year, a net increase of $153.5 million. The increase primarily reflects $210 million drawn to fund the Hydro Flask acquisition in March, 2016. We ended the first quarter with a leverage ratio of 2.6 times, compared to 2 times at the end of the first quarter of FY16.

Now I’d like to turn to our outlook for FY17. Please note that we have provided a reconciliation of FY17 projected GAAP diluted EPS to non-GAAP adjusted diluted EPS in our earnings release issued this afternoon. We are maintaining the full year outlook we provided in May and continue to expect consolidated net sales revenue in the range of $1.57 billion to $1.62 billion, which includes incremental sales from the Hydro Flask acquisition in the range of $60 million to $65 million for the period subsequent to closing in FY17.

We now expect consolidated GAAP diluted EPS of $4.37 to $4.77 and continue to expect non-GAAP adjusted diluted EPS in the range of $5.85 to $6.35, which excludes non-cash asset impairment charges, patent litigation charges, share-based compensation expense, and intangible asset amortization expense, and includes incremental adjusted diluted EPS from the Hydro Flask acquisition in the range of $0.28 to $0.32 per share.

While our consolidated outlook remains the same, we have adjusted our segment expectations, given the softness in our Beauty and Nutritional Supplements segments. For Nutritional Supplements, we now expect a decline in the mid-single digits for FY17. We also expect the Beauty segment to end the FY17 at the bottom end of the original expected decline of 7% to 12%. And now I’d like to turn the call back over to the operator for questions. Operator?

QUESTIONS AND ANSWERS

Operator

(Operator Instructions)

Bob Labick, CJS Securities.

Julien Mininberg - Helen of Troy Limited - CEO

Hello, Bob.

Bob Labick - CJS Securities - Analyst

How are you?

Julien Mininberg - Helen of Troy Limited - CEO

Well, thank you.

Bob Labick - CJS Securities — Analyst

Good start to the year, yes. First, obviously you didn’t have a good quarter, but just wanted to go back a little bit on the Healthy Directions, or Nutritional Supplements, as you now call it. Can you tell us, you talked about it a little bit, can you tell us what’s happened since late April, though to have you change your guidance so quickly from then? Because obviously there were similar trends going on up through April when you initially gave guidance. So what’s changed in the last few months to change your view of the year, and when do you anticipate getting back on track, or what will it take?

Julien Mininberg - Helen of Troy Limited - CEO

Yes, great question. We did see some growth in Healthy Directions in the fourth quarter of FY16. You probably remember us reporting that in April. And we also projected a basically flat year for FY17. During FY17’s first quarter, the one that we just reported, we have seen some lower response rates on our direct mail side and not enough speed on the — or size on the good news. You heard a lot of it cited in the remarks that we just made, to make up for that difference, given the size of the direct mail portion of the business.

So as a result, we have seen some decline in FY17’s first quarter, and a bit more than we expected when we gave that guidance only a few months ago, in April. We’ve also been very careful with our claims to ensure that we’re accurate and protect the integrity of our brands, which obviously is very critical, especially in this industry, where there’s so much noise out there from guys that don’t play by all the same rules.

And in terms of our systems, about getting it back on track, a lot of the online stuff that you heard is coming nicely. And you heard some remarks there. For example, the consumer response model, or management of CRM system, the online customer acquisition, loyalty, e-commerce, fulfillment improvements, new products, such as the Omega Q Plus Resveratrol, and now also with turmeric, these things are all headed in the right direction.

In terms of getting it back on track, we also see benefits coming from a very, very selective channel expansion and really no further than the specialty part of retail. So you’ll see portions of sites like Amazon that have some of our products on it. You heard us talk about GNC, and you also heard us talk about now making some significant investment in direct response television behind certain products. And we frankly had a very good result behind OxyRub, so much so that we’ve expanded it. That compressed the margins in the first quarter. So that clearly didn’t help in the result that we just reported. And that said, it drove that product to number one almost right away at GNC, because of the positive effects of media spill, and in the response rates, as well as the retention rates that we’re seeing on OxyRub as a result of that campaign are very favorable. So these are the kind of things that are happening. They’re just not big enough, quarter over quarter, yet.

In terms of the future quarters, you did hear us take our guidance down just a little bit on Healthy Directions. And that’s for us to acknowledge the mathematical truth of that while these new things come online. Unfortunately for us, it’ll take a few more months until the CRM system and a couple of other systemic improvements on the e-commerce platform side are out there, which will take one hand out from behind our back on some legacy systems as we ramp up the online. So that’s most of the story there. And then as Brian mentioned, there’s some good news in auto delivery, which is now up yet again. And frankly, most of the other key metrics are pretty stable, average order value, buyer file, et cetera, which are critical in a business like this, are all running pretty much the same quarter over quarter.

Bob Labick - CJS Securities - Analyst

Great. Very helpful details there. Appreciate that. And then looking at the PUR, you obviously had very good sales in Q4. And you mentioned, obviously, that that sell-in impacted this quarter a little bit. Do you have any view as to what the sell-through has been from that? And once that happens, how long after initial sales at retail would you expect to get filter sales and those high margin recurring revenues come after that?

Julien Mininberg - Helen of Troy Limited — CEO

Yes, great question. So just to be crystal, on the fourth quarter, around all the hype from the media side, not us, but the marketplace around lead, Flint, Michigan, et cetera, we did see very strong sales. And what’s now happening is the support from retailers has been very strong. As a result, we are seeing share growth, especially in faucet mounts. And remember, that lead claim is super strong, 99.9% certification lead removal by a third party. And we’re one at the very few folks out there, that is generating sell-through, and is generating share growth. And in the past, we’ve seen some category decline. That’s no longer true. The category itself is relatively flat on a total basis and especially solid in our neck of the woods, where the lead makes a big difference. So the sell-through is looking good.

In terms of reorders, now as that sell-through goes forward, retailer inventory gets depleted. And then we do look forward to restocking orders as they support the category more, we amp up our claims and the education and awareness efforts that we’ve made in the marketplace, especially around lead, and then hopefully that leads to a positive cycle.

And then in terms of a negative factor, it is true, and we mentioned in our prepared remarks that we did discontinue a large seasonal promotion at one of the club channel players and that resulted in some quarter over quarter difference, just in Q1.

Bob Labick - CJS Securities - Analyst

Got it. Okay. Great.

Julien Mininberg - Helen of Troy Limited - CEO

I’m sorry, Bob, you also asked about how long it takes for the filters. It depends on the consumer’s situation. It takes to two to three months, usually, for a consumer to use the filter that comes with their product. It depends how much water they put through a faucet mount or a pitcher when they buy one, and it also depends how many they buy in the replacement pack. So there’s two-packs, four-packs, six-packs, et cetera. So it’s a little tough to say, hey, it takes three months and they’re right back in the market, because if you bought a four-pack, that would last you for several cycles.

But the short answer is it takes a couple of months from that initial purchase until you start to see those reorders. And on a market share basis, frankly, we’re also up, not just on the faucet mounts, but on faucet mount filters, as well, which is good news because it means the installed base of faucet mount products that are out there already are seeing repurchase already from filters, as people buy new ones based on their newer concerns around lead and our publicity in that area.

Bob Labick - CJS Securities - Analyst

Great. That’s very helpful, too. Thank you. And then last one, I’ll get back in queue. You may have mentioned this, but obviously Hydro Flask was a strong contributor, but even before that, the legacy OXO had very strong quarter. Can you talk about a couple of the new products and drivers for the, call it, legacy OXO, for lack of a better term right now? And how those — you’ve had a lot of new product launches there, as well, how they’re progressing?

Julien Mininberg - Helen of Troy Limited - CEO

Yes. So it’s funny to say legacy OXO. I know it doesn’t roll off the tongue as easily. Because for the first time now, we’re, like all our other divisions, frankly, or other segments of the Company, we’re in a multi-brand portfolio in Housewares and it’s no longer just the OXO products. So we have the OXO side. That’s the legacy. And of course, Hydro Flask, the new brand in that space.

In terms of the OXO side, 7.8% is very strong year-over-year growth. We were very pleased to see that and hopefully shows that nobody’s taking their eye off the ball as we work on Hydro Flask. And then in terms of new products specifically, we mentioned three, and I’ll just reiterate them here. The spiralizer was a winner right from the get-go, so much so that a tabletop model has now gone in. So think of something that’s a bit more beefy than the smaller item that was originally in the marketplace and was so popular it was hard to keep it on the shelf. We’ve followed now with a larger tabletop model and it’s selling very well. As I mentioned in the prepared remarks, very on trend, where consumers are just eating a lot more fresh fruits and vegetables because of habits these days. So we think there’s a nice tailwind in that regard.

And then in terms of other launches that are helping to fuel, you probably remember last year we launched both the metal bakeware earlier in the fiscal, and then a little later in the fiscal, towards the end, in fact, the glass storage and bakeware lines, that’s the borosilicate stuff, and both of those are selling well and both of those helped provide the 7.8% growth.

And of course, the underlying foundation of OXO remains strong. We’re constantly culling through our SKUs, working with our retailers, trying to win those extra couple of pegs to keep the base business itself and not solely rely on new items. So looking good.

Operator

Jason Gere, KeyBanc Capital Markets.

Jason Gere - KeyBanc Capital Markets - Analyst

Hello. Good afternoon, guys. Just a couple of questions. The first one, FY17 was, when you gave the initial guidance, there was a big amount for investment step up. So this obviously is a figure, I think it was over $0.40 of investment in this year. And as you go through the first quarter, and technically you’re halfway through the second quarter, is there any change in terms of how you’re allocating that spend? So if you think, if we look at the trends in the first quarter, Beauty and I think Healthy Directions were a little bit on the weaker side, but Home and Healthcare and Housewares are doing very strong. So I was just wondering at what point do you reallocate some of the investments that you’re making? I understand some of them are structural, but just wondering if there’s any change in terms of how you’re thinking about where you’re putting your dollars to get the best ROI?

Julien Mininberg - Helen of Troy Limited - CEO

Yes, sure, great question. And we look at this constantly. And we’ve said many times on these calls that while we’re very pleased to invest in the business and strongly support both our core, as well as consumer-centric innovation. In fact, they’re the top two of our, number one and number two of our seven strategies, we are very careful about where we spend, when we spend, and how much we spend.

So during the first quarter actually in some of those segments that you’re mentioning, like Beauty and Health and Home, the spending was actually a little bit on the lighter side and it helped us. And yet we’re planning to support the new launches and the seasonal businesses as they time themselves out during the year. Given the results that we’ve seen in a couple of places where they’re strong, we’ll frankly add some more and where they’re weaker, we’ll dial back a bit. And we’ll look very carefully at the ROI that we’re getting on the spending that we have done and make adjustments on the fly, where we can, to reduce, if we think that’s the best ROI move.

There’s also one more new variable in the mix, which is, unfortunately for us, exchange rates are not moving in our favor in a number of places, at the moment. Brian mentioned the peso, for example. And with Brexit, while the euro actually hasn’t moved that much from where we started the year, the pound has. And as a result, we’ll be careful about where we spend. Even if there are some good investments on an ROI standpoint, the exchange rates will change the return and we’ll adjust accordingly.

Jason Gere - KeyBanc Capital Markets - Analyst

Okay. No, that’s good insight. The second question I had, and you touched upon it a little bit as you talk about some of the cost savings, and we all know that you have a program that’s in place that seems like there’s still a lot more cost-cutting potentially to come. So you talked a little bit about direct and indirect cost savings, little buckets here and there. I was just wondering if there was any update in terms of how you’re thinking about the cost savings? And I say that because in a quarter where I think you’ve commented that there was a little bit of sales deleverage that came through in the SG&A side, obviously if you had more cost savings come through, then that could help mitigate some of the sales volatility that’s out there.

Julien Mininberg - Helen of Troy Limited - CEO

Yes, another great question. So back to beginning of when we started talking about cost savings and the power of what comes from moving to the shared service, to the best-in-class supply chain, to leveraging our scale, et cetera, all of these things, we’ve been very consistent that there were savings there. We were very careful to articulate that while we laid out an initial goal of about $10 million, we knew that there were more and we would invest in the projects that would later bear fruit. That’s now happening, meaning that the initial work has come through. In fact, last year, in FY16, a lot of the protection that you saw on our EPS line that we were able to preserve during the year came from those savings. So those $10 million ended up largely getting reinvested in holding our forecast. And in fact, I think you remember at the end of the year, we overdelivered handsomely on the total fiscal year original guidance for 2016.

In FY17, even though we’re making investments, some of which are fueled by the additional cost savings, we’re now seeing further fruit from some of those seeds that we invested in last year, and that actually helped to expand our margins in the quarter that we just reported. You heard us talk about the 2.3 points of margin expansion that we saw, gross margin expansion that we saw in the quarter. In part, that came from Hydro Flask. To your point, that came from sweetening our mix in other parts of the business, but it in part was driven by those cost savings now coming through.

And to your last point, we’re not done yet on the cost savings. We know where they are. We are going after them. And as we said in our prepared remarks, transportation management and some stuff on the warehouse or distribution center side is performing nicely and has yet to deliver additional savings that we’ll allocate appropriately between bringing to the bottom line and then reinvesting back into the business where we see a good enough ROI. So big engine for us. As promised, in my view, from where we started in our original communication two years ago, and I think our ratio of what we say to what we do is either on or even ahead of where we said, and you just saw that in the Q1 results.

Jason Gere - KeyBanc Capital Markets - Analyst

Okay. I appreciate that. The last question here. You did talk a little bit about some of the areas, macro, not necessarily micro-specific, but channels that you’re seeing some weakness. So as investors start to look towards earnings season at the end of the month, and obviously, I think there’s a lot of jitters about retail out there, I was just wondering if maybe you could talk about anything that’s changed from a channel perspective that’s gotten a little bit tighter out there. And specifically, I had one question about with Hydro Flask, what was the exposure to Sports Authority? Because I know they’re big in some of the sporting channels. And where is there overcompensation? What other channels can you — you haven’t changed your sales guidance and obviously the growth looks good — just wondering where you shift gears a little bit in terms of getting incremental sales from that business?

Julien Mininberg - Helen of Troy Limited - CEO

Yes, sure. So a lot of stuff in there. Let me just decompartmentalize a little. Let me just start with a fact. Hydro Flask is not exposed to Sports Authority. And I realize there’s debt collection concerns there. We don’t share that concern. We don’t have that exposure. Is it correct, Brian?

Brian Grass - Helen of Troy Limited - CFO

Correct. Or in our projections, we had no business projected to sell to Sports Authority. So they weren’t a customer of ours and we did not have them in our core projections.

Jason Gere - KeyBanc Capital Markets - Analyst

Oh, that’s great.

Julien Mininberg - Helen of Troy Limited - CEO

And then more broadly, beyond that specific product and that exact retailer, because they’re in a tough situation these days, the retail environment, we often say, has gotten quite dicey. I would say that the public pronouncements of a number of key retailers on the subject of inventory reduction on their end, assortment changes, et cetera, they’re definitely out there, and we do see that. We see a couple of SKUs here and there coming out of lineups, and we see some significant inventory realignments, as they change their stocking patterns.

This is not tied to demand. So if you look at the underlying consumption or sell-through data, at least in the places where we’re making investments, it’s very healthy. If you look at the resale orders, they don’t match, in some of those cases, and that’s because of those stocking pattern changes that we see at retail. And in terms of the classics that make people always nervous about retail, foot traffic and all of that, generally we believe it is not growing. I’m sure there are some retailers where it is, and we’re supporting those where we see it because we feed the strong. And then in terms of online, we are seeing nice growth in online, and we’re very supportive of the retailer efforts to beef up their own online businesses and help them make that transition. We deeply support our customers, and where they have a winning program, we will invest in it with them. Where they’re struggling, we will help them where we can. But we’ll also dial back, if we think we need to make some protection.

Jason Gere - KeyBanc Capital Markets - Analyst

Okay. Great. Appreciate all the color. Thanks, guys.

Julien Mininberg - Helen of Troy Limited - CEO

Sure.

Operator

Steph Wissink, Piper Jaffray

Steph Wissink - Piper Jaffray & Co. - Analyst

Thanks. Good afternoon, everyone. Just a couple of questions. Julien, if you could dig in more specifically into the Beauty category. I think there’s been talk of pretty healthy growth out there category-wide. But it looks like your segment is somewhat under indexing relative to the category. So can you talk a little bit about the competitive dynamics in the marketplace versus the controllables around some of your SKU rationalization and product exits? And then when would you expect to see a bit better consistency quarter to quarter in that business?

Julien Mininberg - Helen of Troy Limited - CEO

Yes, both great questions. We’re not satisfied with the quarter that we just had in Beauty. And Brian and I both articulated the various drivers. And you’re right, I’ve seen the reports from Piper and other areas that talk about Beauty as a fairly consistent growth area in the economy. So you see our numbers diverging from those.

If you then dive into the specific parts of the Beauty category that we play, you won’t see category growth the way you do broadly in things like color cosmetics and some of the other things that are cited in those reports. So if you start with the appliance business, especially in retail, where we have market measurement data, the category itself, regardless of our products, is not growing. And yet in the places where we’re launching new products, like Pro Beauty tools, which was mentioned here today, we’re growing market share, in fact, growing very nicely. And in places like the one-step Revlon Styler and Dryer, which we talked about on the last call, now the number one new item for, I think, six months in that space, picking up share. So we’re gaining ground, and yet the category itself is not growing the way the broader Beauty business is. In fact, total unit and dollar volumes are down a bit, according to our third-party market measurement data.

In terms of other specific drivers around ours, we mentioned the foot care business that’s generally not repeating this year versus last year. So that makes it harder in the base. Obviously, the Venezuela comparison, because of the huge change in exchange rate from where we were last year to that DICOM rate now that I understand is knocking on the door 500 to 1 versus 200 to 1 just a couple of months ago, and where we were last year was way, way below that. So huge change in that regard.

And then on the liquid and lotions, or shampoos side, that category in total, at least the parts that we play in, is not growing. And as a result, we see some reductions there — sorry, some flatness, flatness there. And in the case of the brushes, combs and accessories, fairly stable. And in the case of the Professional, it has more to do with retailer trends than underlying sell-through. We’re much less worried about the underlying sell-through, and we just think the various ups and downs of this customer and that customer, as products come in and go off of modular sets and rotate through, or different promotional items.

So we’re a little less exposed, to sum it all up, to the fatter parts of the category that in your report and others are cited as growing. And then specific by specific, you heard ours, and there’s a couple of very specific negative comparisons, like the foot care and Venezuela, that happen to have resulted in some downdraft for us this quarter.

To the last point about the consistency, frankly, we feel the same way you do, and for the idea of having some consistency in the quarters, quarter to quarter, is going to take a while, as I’ve said on many different calls. It might take a year or so. Before we used to say two, now it’s more like one, until we can see that kind of consistency and take some of the volatility out.

And the last point I wanted to say is remember, our original motivation here is that we like the cash flow out of those businesses. And you might have seen in the press release or heard in our remarks that on an adjusted margin basis, Beauty gained ground in the first quarter. And that’s good news as we do stuff like SKU rationalization and take out some underperforming parts of that business.

Steph Wissink - Piper Jaffray & Co. - Analyst

That’s really helpful. Thanks, Julien. And then one for you, Brian. If you step back, bigger picture, and just look at the different segments, at the optimal level of mix, what does the margin, product margin level look like for the business, just even conceptually?

Brian Grass - Helen of Troy Limited - CFO

Yes, that’s a good question and not sure one that I’ve run numbers on. I think that would take a little more work in terms of there’s such a diverse product portfolio that we have and even a mix of customers. We do better with certain customers than we do with others. And so running at what an optimum mix might do to the financials, I think, would be an involved effort and not something I could just give you a number. I couldn’t just do that off the top of my head. But you would see points of improvement, let’s call it, multiple points of percentage improvement, but I could not exactly quantify it.

Julien Mininberg - Helen of Troy Limited - CEO

Yes, a small build there that may help, while it’s hard to put an exact number on it, you hear us talk a lot about improving our mix and taking out some lower producing business lines, like, for example, the Beauty stuff that we just went through. In Health and Home, I’m sure you caught it in my comments and Brian’s, is that we’re seeing improvement in that regard. And you saw that again this quarter. In fact, we just reported and demonstrated the adjusted operating margins going up in Health and Home. And you remember, I’m sure, that at the end of last year, we demonstrated an increase, as well, in FY16. So headed in the right direction.

And in terms of go forward mix, the consumables, like Bob was asking about in PUR, that will help us a lot, and areas like improvements in Hydro Flask, which we’ve already seen in the short time that we’ve owned it, help to sweeten our mix. And any improvement that’s made in the very high vitamin and mineral supplement category, which remember, that has 70% gross margins, will obviously help us from a mix standpoint.

So it is our intention to sweeten our mix over time. And you’ve seen acquisitions come in and sweeten the mix, as well, just like the two I just mentioned. And you’ll also see us pulling out some of the weak stuff, like the one in Health and Homes that is improving the margin there.

Steph Wissink - Piper Jaffray & Co. - Analyst

Really helpful. Thanks a lot, guys.

Julien Mininberg - Helen of Troy Limited - CEO

No problem. Thank you.

Operator

Trevor Young, Jefferies.

Trevor Young - Jefferies & Co. - Analyst

Hello, guys. Thanks for taking my question. In regards to Beauty and just to clarify in a prior question, so did you see positive growth in appliances during the quarter?

Julien Mininberg - Helen of Troy Limited - CEO

No. No, we did not. We saw growth in certain parts of our appliance business where we were making investments, like the two areas I just cited. One was Pro Beauty tools and another was the one-step dryer, which was a big innovation for us launched last year, and that continues to do very well. Overall in appliances, we are not seeing growth. And as I mentioned, in the category itself, we’re seeing some decline in the category, even if more broadly Beauty is a relatively stable sector of the economy, as Steph was pointing out. So that’s the story on Beauty. And in terms of our yet to come innovations, like the two things I just cited, we’re hopeful that there’s good news to come in that area, as we bring some more stuff into the marketplace.

Trevor Young - Jefferies & Co. - Analyst

Okay. Great. That’s very helpful. And then as we think of reaching the low end of the Beauty core growth guidance for the year, should we expect the continued weakness in the next quarter, or how should we think about the cadence of that, particularly given the tough compare?

Brian Grass - Helen of Troy Limited - CFO

Trevor, yes, it’s Brian Grass. I would definitely think about weakness in the second quarter and then some improvement in the second half of the year to get to the 12%.

Trevor Young - Jefferies & Co. - Analyst

Okay. Great. And is part of that the slower replenishment that you’ve noted, is that carrying over from 1Q, was that more just concentrated in 1Q? Any color there?

Brian Grass - Helen of Troy Limited - CFO

I think there could be some bleed over into the second quarter, yes.

Julien Mininberg - Helen of Troy Limited - CEO

And there’s a couple of items that will persist, the same ones that were just mentioned with Steph’s question. Venezuela, that will be underlying the comparisons all year long, just because of the change that was made around exchange rates. We’ve been very thorough on our disclosure on that subject. The comments around the foot care comparison year-over-year is more of a first half comparison than it is a second half comparison. So it will help with the cadence question you’re asking and the comment that Brian just made. And then lastly, new item timing for us is a bit more back weighted. There’s some stuff that will come in the second quarter that will help. But the sell-through and the reorders may not come until later. And on the inventory adjustments, I know nobody likes it when you see that kind of stocking pattern change in the retailers. Obviously, we don’t control that, so it’s hard for us to predict what they’re going to choose around their own inventory choices.

Trevor Young - Jefferies & Co. - Analyst

Okay. Great. Thank you very much.

Julien Mininberg - Helen of Troy Limited - CEO

Sure.

Operator

And at this time, there are no other questions. I would like to turn the conference back over to management for any additional or concluding remarks.

Julien Mininberg - Helen of Troy Limited - CEO

Great. Thank you, operator. And thanks to everybody for joining us here today. As always, we appreciate your continued interest and support for Helen of Troy. We look forward to speaking with you, and I know we’ll see many of you in the coming weeks, as well as the reporting that we’ll do on our business results in our second quarter call in October, and we’ll be sure at that time to also update you on further progress around the strategic initiatives. So with that, I say thank you very much to the whole group. Thank you and have a wonderful evening.

Operator

And ladies and gentlemen, that does conclude today’s presentation. We do thank everyone for your participation.